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                  [MASLON EDELMAN BORMAN & BRAND LETTERHEAD]



                                                             September 18, 1996


96-1212

Rainforest Cafe, Inc.
720 South Fifth Street
Hopkins, MN 55343

Ladies and Gentlemen:


        We have acted on behalf of Rainforest Cafe, Inc., a Minnesota corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-1 (the "Registration Statement") originally filed by the Company with the Securities and Exchange Commission on August 27, 1996 and amended on September 18, 1996 relating to the registration under the Securities Act of 1933, as amended, of 3,162,500 shares (the "Shares") of the Company's Common Stock, no par value, of which up to 2,937,500 shares (the "Company Shares") will be offered and issued by the Company and 225,000 shares (the "Selling Shares") will be offered and sold by certain shareholders of the Company (the "Selling Shareholders").


        Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company and the Selling Shareholders, it is our opinion that:

        1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

        2. The Shares have been duly authorized, and when issued as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

        3. The Selling Shares have been validly issued and are fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm under the heading "Legal Matters" in the Registration Statement.

                                Very truly yours,

                                Maslon Edelman Borman & Brand,
                                  a Professional Limited Liability Partnership


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